Exhibit 8.1

RICHARDS, LAYTON & FINGER

A PROFESSIONAL ASSOCIATION

ONE RODNEY SQUARE

920 NORTH KING STREET

WILMINGTON, DELAWARE 19801

(302) 651-7700

FAX: (302) 651-7701

WWW.RLF.COM

April 20, 2006

To Each Of The Persons Listed

On Schedule A Attached Hereto

Re:	SLM Student Loan Trust 2006-4

Ladies and Gentlemen:

We have acted as special Delaware tax counsel to SLM Student Loan Trust 2006-4 (the “Trust”), a Delaware statutory trust created pursuant to the Trust Agreement, dated as of March 9, 2006, between SLM Funding LLC, a Delaware limited liability company, as depositor (the “Depositor”) and Chase Bank USA, National Association, as eligible lender trustee (the “Eligible Lender Trustee”), as amended and restated by the Amended and Restated Trust Agreement, dated as of April 20, 2006 (as amended and restated, the “Trust Agreement”), among the Depositor, the Eligible Lender Trustee and Deutsche Bank Trust Company Americas, as indenture trustee. This opinion is being delivered to you at your request. Capitalized terms used herein and not otherwise defined are used as defined in, or by reference to, the Appendix A to the Trust Agreement.

We have examined forms of the following documents:

(a)	The Trust Agreement;

(b)	The Funding Interim Trust Agreement;

(c)	The VG Funding Interim Trust Agreement;

(d)	The Indenture;

(e)	The Administration Agreement;

(f)	The Sale Agreement;

(g)	The Purchase Agreement;

(h)	The Servicing Agreement;

(i)	The Note Depository Agreement;

To Each Of The Persons Listed

On Schedule A Attached Hereto

April 20, 2006

(j)	The Notes; and

(k)	A certified copy of the certificate of trust of the Trust which was filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on March 10, 2006 (the “Certificate of Trust”).

We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein, and we have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein. We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

Based upon and subject to the foregoing and subject to the assumptions, qualifications and limitations set forth herein below, it is our opinion that:

Assuming that the Trust will not be classified as an association (or publicly traded partnership) taxable as a corporation and the Notes will be classified as debt for federal income tax purposes, then for purposes of Delaware taxation (i) the Trust will not be classified as an association (or publicly traded partnership) taxable as a corporation and will not be subject to income tax, (ii) the Notes will be classified as debt and (iii) Noteholders that are not otherwise subject to Delaware taxation on income will not be subject to Delaware income tax solely as a result of their ownership of the Notes.

The foregoing opinions are subject to the following assumptions, qualifications and limitations:

A. We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware (excluding securities laws) currently in effect. We have not considered and express no opinion on the laws of any other state or jurisdiction, including federal laws or rules and regulations thereunder.

B. We have assumed that all signatures on documents submitted to us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or specimens conform with the originals, which facts we have not independently verified.

C. We have not participated in the preparation of any offering materials with respect to the Notes and assume no responsibility for their contents.

Circular 230 Notice. Any advice contained in this communication with respect to any federal tax matter was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that the Internal Revenue Service may impose on the taxpayer. If any such advice is made to any person other than to our client for whom the

To Each Of The Persons Listed

On Schedule A Attached Hereto

April 20, 2006

advice was prepared, the advice expressed above is being delivered to support the promotion or marketing (by a person other than Richards, Layton & Finger) of the transaction or matter discussed or referenced, and such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

This opinion is rendered solely for your benefit in connection with the matters addressed herein and, without our prior written consent, may not be relied upon by or furnished to any person or entity for any purpose.

We also hereby consent to the use of our name under the headings “Summary of Terms-Tax Considerations” and “Legal Matters” in the Prospectus filed as part of the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

GCK/rmc

SCHEDULE A

Chase Bank USA, National Association

Deutsche Bank Trust Company Americas

SLM Funding LLC

VG Funding, LLC

Sallie Mae, Inc.

SLM Education Credit Finance Corporation

SLM Student Loan Trust 2006-4

Standard & Poor’s Ratings Services,

a division of The McGraw-Hill Companies, Inc.

Moody’s Investors Service, Inc.

Fitch, Inc.

Credit Suisse Securities (USA) LLC

Credit Suisse Securities (Europe) Limited

Morgan Stanley & Co. Incorporated

Morgan Stanley & Co. International Limited

Banc of America Securities LLC

Banc of America Securities Limited

Barclays Capital Inc.

Barclays Bank PLC

Greenwich Capital Markets, Inc.

Lehman Brothers Inc.

Lehman Brothers International